Exhibit 99.1

PRESS RELEASE

RELATIONAL SAYS SOVEREIGN PRESS RELEASE AND SIDHU LETTER MISLEADING

SOVEREIGN FAILS TO DISCLOSE BUSINESS TIES AND RECENT PAYMENTS OF
MORE THAN $20 MILLION RECEIVED BY EMPLOYER OF AUTHOR OF ARTICLE

RELATIONAL ASKS SEC TO REQUIRE CORRECTIVE RELEASE AND MAILING

SAN DIEGO, CA, December 29, 2005 – Relational Investors LLC, the largest shareholder of Sovereign Bancorp, Inc. (NYSE: SOV), today denounced another recent action by Sovereign which Relational believes misleads Sovereign shareholders and the market.  Relational also asked the SEC to investigate Sovereign’s conduct and order a corrective press release and mailing to Sovereign’s shareholders.

On December 15, 2005, Sovereign’s chairman and CEO Jay Sidhu mailed a “holiday greeting” letter to all Sovereign shareholders in which he glowingly directed attention to an enclosed “Viewpoint” opinion article from the December 9, 2005 issue of The American Banker.  Mr. Sidhu praised the credentials of the article’s author, Ben A. Plotkin, the chairman and CEO of investment banking and brokerage firm Ryan Beck & Co.  On December 27, 2005, Sovereign issued a press release seeking to bring further favorable attention to the article.

Ryan Beck’s Undisclosed Business Ties

We believe Sovereign is required by securities laws immediately to inform all Sovereign shareholders, and the other market participants it sought to influence with these communications, that Ryan Beck has long-standing and multi-faceted business ties with Sovereign.  Ryan Beck has served as an advisor to Sovereign on several acquisitions, as an advisor to companies acquired by Sovereign, as a primary underwriter of Sovereign’s preferred capital securities, as a market maker for Sovereign’s trust preferred securities, and is currently a market maker for Sovereign’s common shares.  These business ties stretch back more than a decade.  Just in the last 36 months, Ryan Beck has received over $20 million from these business ties.  This information was gathered from public records and does not take into account fees and commissions that would not have been subject to public disclosure requirements.  Over $19 million in the last 18 months is attributable to serving as an advisor to companies acquired by Sovereign and with respect to which Ryan Beck issued fairness opinions evaluating Sovereign’s common stock.  Mr. Sidhu, Mr. Plotkin and Sovereign have all failed to disclose these material facts.

At the end of Mr. Plotkin’s article, it is stated that Ryan Beck “was not involved in the Sovereign transactions but publishes equity research on numerous . . . banks, including Sovereign.”  We understand this language was provided to The American Banker by Ryan Beck.  Mr. Plotkin failed to mention the long-standing business ties between Ryan Beck and Sovereign that have resulted in substantial direct and indirect payments to Ryan Beck from Sovereign.  This information was, of course, known to Mr. Sidhu, and we believe is material to shareholders’ evaluation of the objectivity of the author’s “viewpoint” as provided to shareholders in Mr. Sidhu’s letter and Sovereign’s press release.  Relational questions whether Mr. Sidhu and Sovereign deliberately omitted the information because it could materially detract from the effect they desired from the communications.

Relational Comment

Relational principal Ralph Whitworth said, “In this day of deeply felt skepticism about motives and ethics, it behooves all of us in American business to ‘keep to the high road’ and scrupulously avoid putting ourselves and our companies in situations with even the appearance of conflicts.  This kind of ‘old school’ conduct must be methodically purged from corporate America.  We believe Sovereign designed these communications to mislead small shareholders, which makes its conduct particularly troubling and objectionable.  We at Relational, with the help of our advisors, will continue to do all we can to point out these cynical and self-serving actions to Sovereign’s shareholders. While at this point nothing from Sovereign’s playbook surprises us, it’s still unfortunate that the board members, who are responsible for Mr. Sidhu, refuse to arrest his behavior.”

Mr. Plotkin Misstates Shareholder Opposition to the Santander Transaction

Mr. Plotkin misstates the widespread opposition to Sovereign’s Santander transaction alleging, “Some shareholders don’t like the Santander transaction, because it effectively means Sovereign won’t be selling out in the short term.”  He should know the exact opposite is true.  Shareholders oppose the deal because Sovereign’s board members are “selling out” their shareholders by depriving them of both a control premium and a vote.  Mr. Plotkin also conveniently omits the fact that the analyst community, including analysts at his own firm, has roundly condemned the deal.

Mr. Plotkin Mischaracterizes Relational’s Motives

Mr. Plotkin repeats the Sovereign PR machine’s oft-stated but never supported “spin” that Relational is a short-term investor seeking only to sell Sovereign.  We ask Mr. Plotkin to point to a single Relational statement advocating that Sovereign (or any other of our current or historical portfolio companies) be sold.  Tellingly, he did not provide one fact or figure to square his words with our investment record.  He either ignored, or recklessly failed to inform himself, that our typical holding period is six times longer than that of the average institutional investor, and that only two of our portfolio companies have ever been acquired, and we did not advocate the sale of either.  We help fix broken, neglected and poorly led companies.  Ironically, as his relationship with Sovereign suggests, it is Mr. Plotkin who makes his living selling companies.

Mr. Plotkin’s Minimalist Approach to Shareholder Democracy

Mr. Plotkin says, “Putting matters in front of shareholders that they are not otherwise entitled to vote on is bad corporate policy.”  Mr. Plotkin neglects to mention that his view is directly contrary to the position of the New York Stock Exchange, as well as the views of corporate governance experts.  First, he must recall that the NYSE, in fact, did agree with Relational and Sovereign’s shareholders that Sovereign’s board could not go forward with the Santander deal as they originally approved it without allowing shareholders to vote.  More fatal to Mr. Plotkin’s minimalist opinion of shareholder rights, however, is the NYSE’s listed company Rule 312 which expressly provides: “Good business practice is frequently the controlling factor in the determination of management to submit a matter to shareholders for approval even though neither the law nor the company’s charter makes such approvals necessary. The Exchange encourages this growth in corporate democracy.”

Mr. Plotkin Attacks the Media

Apparently unhappy with the financial media’s reporting on the widespread criticism of Sovereign’s board and Sovereign’s deal with Santander, Mr. Plotkin plays the age old “press bias and ignorance” card and accuses the press of not “being fully aware of what is customary and normal in the highly regulated world of banking” and asserts that the coverage in the press has been “one-sided.”  We note the media’s fair, thorough and expert reporting on these matters and are confident that the press has, in fact, fully understood, and is understanding more by the day, the nature of Sovereign’s activities.  It’s what the media DO know, not what they don’t know, that should trouble Mr. Plotkin and Sovereign.

About Relational Investors

Relational Investors LLC is a registered investment advisor and asset management firm located in San Diego, California managing $6.1 billion.  Additional information about Relational is available on their website at www.rillc.com.

Further Information About Relational’s SEC Filings

On October 20, 2005, Relational, together with a number of affiliated persons and entities that may be deemed “participants” for purposes of the solicitation rules of the Securities and Exchange Commission (“SEC”), filed a preliminary proxy statement on Schedule 14A with the SEC relating to a possible solicitation of proxies from the shareholders of Sovereign Bancorp, Inc. (“Sovereign”) in connection with Relational’s nomination of Ralph Whitworth and David Batchelder for election to Sovereign’s board of directors at Sovereign’s 2006 Annual Meeting of shareholders. On December 13, 2005, Relational filed with the SEC a revised preliminary proxy statement.  Relational will prepare and file with the SEC a definitive proxy statement relating to their nomination of Messrs. Whitworth and Batchelder and may file other proxy solicitation materials.  RELATIONAL ANTICIPATES THAT IT WILL FURTHER REVISE AND FILE THE PRELIMINARY PROXY STATEMENT AND SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AS REVISED (AND THE DEFINITIVE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE) BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING RELATIONAL’S NOMINATION OF MESSRS. WHITWORTH AND BATCHELDER FOR ELECTION AS DIRECTORS.  The preliminary proxy statement is, and the revised preliminary proxy statement and the definitive proxy statement (when they become available) will be, available for free at www.sec.gov, along with any other relevant documents.  You may also obtain a free copy of the preliminary proxy statement, or the definitive proxy statement (when it becomes available), by contacting Maudie Holland of Relational at (858) 704-3321, or by sending an email to maudie@rillc.com.  Information regarding the names, affiliation, and interests of persons who may be deemed to be participants in our solicitation of proxies of Sovereign’s shareholders is available in the preliminary proxy statement filed with the SEC on October 20, 2005 and the revised preliminary proxy statement filed on December 13, 2005.

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For more information contact:

Sandi Christian

Relational Investors

(858) 704-3335

slc@rillc.com